EXHIBIT 10.3

[Date]

[Name of Grantee]:

At the direction of the Performance Compensation Subcommittee (the "Committee") of the Compensation Committee of the Board of Directors of the Company, you are hereby notified that the Committee has granted you a non-qualified stock option (the "Option") pursuant to the 2007 Stock Incentive Plan as adopted by the Company and as in effect on the date of the grant (the "Plan").

This Option entitles you to purchase [Number of Stock Options Granted] shares of Common Stock of the Company at the price of $__.__ per share which is payable in cash or by check in United States Dollars, Common Shares of the Company, or other property acceptable to the Committee.  The date of grant of this Option is ________ __, 20__, and it is the determination of the Committee that on that date the fair market value of the Company's Common Shares was $__.__ per share.  The Option must be exercised, if at all, on or before ________ __, 20__.  One-third (1/3) of the shares represented by this Option shall become exercisable on each of the first three anniversaries of the date of the grant.  The Option may not be exercised for fractional shares.

The Option is subject to the terms, conditions and restrictions of the Plan as in effect on the date of the grant.  Copies of the Plan and current prospectus are enclosed.  At the time or times you wish to exercise this Option in whole or in part, please refer to this letter and the provisions of the Plan dealing with methods and formalities of exercising your option.

By not rejecting this award as described below, you are consenting to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules.  You may revoke this consent in writing at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered to you in hard copy.

If for any reason, you do not wish to receive the award and elect instead to have it irrevocably cancelled, contact ______ ______ (___-___-____, ______.______@___________.___) to request a rejection form, which you may complete and fax back no later than ________ __, 20__.  If you choose to submit a rejection form, the rejection is irrevocable.  If you have any questions regarding this stock option grant, please feel free to contact me.

Sincerely,

WENDY'S/ARBY’S GROUP, INC.

Roland C. Smith
Chief Executive Officer